EXHIBIT 99

                 Investment Properties Associates Announces the
                       Sale of 1328 Broadway, New York, NY

New York, New York December 17, 1999...Investment Properties Associates (IPA) announced today that it has signed a contract to sell its undivided fifty percent interest as a tenant in common in 1328 Broadway, New York, New York for $43,500,000. The purchaser is 1328 Broadway Associates, LLC. The closing is expected to occur within the next month of January, 2000.

An IPA spokesman said that in the event the closing is consummated, the sales proceeds would be used to first pay mortgage debt, closing costs and other commitments, aggregating approximately $7,000,000. After completing a final accounting and establishing a record date for holders of participations of limited partnership interests, IPA anticipates that it will make a special distribution shortly thereafter of the net proceeds.

One-half of the net proceeds from this sale will be distributed to the general and special limited partners and one-half to the holders of its participations of limited partnership interests in accordance with IPA's partnership agreement. This distribution will be exclusive of the regular annual distribution of IPA's Net Operating Revenues made each March 31st.

The sale of 1328 Broadway was approved by all of the general partners of IPA including ScogBell AG, Inc., Irving Schneider and Minlyn, Inc. Helmsley-Spear, Inc. represented IPA in this transaction.

Irving Schneider said that IPA was continuing to explore the possible sale of one or more or all of its remaining properties, but there could be no assurances that any such sale will be concluded.

IPA was created in 1969 by Harry Helmsley and Irving Schneider. In addition to 1328 Broadway, IPA owns approximately 900,000 square feet of commercial office space in buildings in New York and New Jersey.

Contact: Irving Schneider - (212) 880-0151
         General Partner, Investment Properties Associates
         Co-Chairman & Chief Operating Officer, Helmsley-Spear, Inc., Agent

         Robert Hecht - (212) 880-0276
         Chief Financial Officer, Investment Properties Associates Vice President of Finance, Helmsley-Spear, Inc., Agent